Exhibit 10.34

AMENDMENT NO. 1
TO THE
TRACTOR SUPPLY COMPANY 2009 STOCK INCENTIVE PLAN

February 4, 2015

This AMENDMENT NO. 1 (this “Amendment”) shall amend the Tractor Supply Company 2009 Stock Incentive Plan (the “Plan”), which has been approved previously by the Board of Directors (the “Board”) of Tractor Supply Company, a Delaware corporation (the “Company”), and by the Company’s shareholders. All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Plan.

WHEREAS, the Board has previously adopted the Plan, which was also approved by the Company’s shareholders;

WHEREAS, Section 13 of the Plan provides the Board and the Compensation Committee (the “Committee”) of the Board with the authority to amend the Plan, subject to shareholder approval if shareholder approval of such amendment is necessary to comply with Sections 422 or 162(m) of the Code or other applicable law for which or with which the Board or the Committee deems it necessary or desirable to comply; and

WHEREAS, this Amendment was duly adopted by the Committee on February 4, 2015.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 2 of the Plan is hereby amended by adding a Section 2(ff) which provides as follows:

(ff)    “Vesting Period” shall mean the period of time specified by the Committee or the Board during which vesting restrictions for an Award are applicable.

2.	Section 4 of the Plan is hereby amended by adding a Section 4.5 which provides as follows:

4.5.    Vesting Limitations. Except as otherwise provided below, any Award that

(a) is not a Performance Award shall have a minimum Vesting Period of one year from the date of grant; or

(b) is a Performance Award shall have a minimum performance period of one year from the date of grant;

provided, however, that the Committee or Board may provide for earlier vesting (i) to the extent provided for in an Employee’s employment agreement with the Company or any Subsidiary that was effective prior to the effective date of the Plan, (ii) upon an Employee’s termination of employment by reason of death, disability, change in control, retirement, involuntary termination without cause or voluntary termination for good reason and (iii) Awards granted pursuant to Section 10 to Non-Employee Directors. The foregoing notwithstanding, five percent (5%) of the total number of Shares available for issuance under this Plan may be granted without regard to any minimum Vesting Period or performance period, as applicable, described in this Section 4.5.

All other terms and conditions of the Plan shall be unchanged and remain in full force and effect, except to the extent modified by the foregoing.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to the Tractor Supply Company 2009 Stock Incentive Plan to be executed by its duly authorized officer as of the date first set forth above.
TRACTOR SUPPLY COMPANY

By:	/s/ Benjamin F. Parrish, Jr.
Name:	Benjamin F. Parrish, Jr.
Title:	Senior Vice President - General Counsel and Corporate Secretary